Exhibit 10

May 4, 2005


Mr. David W. Heleniak
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022


Dear David,

I am pleased to extend to you an offer of employment as a Vice Chairman and a Managing Director of Morgan Stanley. You will begin employment with Morgan Stanley on May 16, 2005 (the "Start Date"). You will report to the Chief Executive Officer and will be a member of the Firm's Management Committee or any successor committee thereto (the "Management Committee"). Your principal office will be located in Manhattan, New York in Morgan Stanley's principal executive offices.

You will be responsible for working with the Chief Executive Officer on corporate policy and direction - particularly strategy, clients, external presence, and government relations and all legal and regulatory matters. You will also have critical client responsibilities for investment banking clients, focusing on U.S. clients (principally Fortune 100-type companies) and on international clients, particularly in China, France and Italy, as well as other locations we determine together in the future. You will have senior-most global managerial responsibility for the Law Division, which is composed of the law department, government affairs, compliance and regulatory affairs. The general counsel, the law department and government affairs will report directly to you, with compliance and regulatory affairs reporting to the general counsel. You will have such additional duties and responsibilities, consistent with your positions and responsibilities set forth herein, as may be assigned to you by Morgan Stanley's Board of Directors or me.

Base Salary. Your annualized base salary for fiscal 2005 will be $425,000, payable in semi-monthly installments.

Total Reward. For the current fiscal year, beginning December 1, 2004, your minimum Total Reward (the "Fiscal 2005 Total Reward") will be $10,000,000 ("CompAmount"), inclusive of the base salary received for the fiscal year. Your Fiscal 2005 Total Reward in excess of the base salary received will be payable as a year-end bonus 45% in cash and 55% in the form of an equity-based award (or such other ratio generally applicable to members of the Management Committee) (equity-based awards include Morgan Stanley restricted stock units or other equity-based awards in effect at the time) under the Firm's Equity Incentive Compensation Plan, or any other plan approved by the Compensation Committee (the "EICP"). From time to time, we review with the Compensation Committee the form and terms of equity-based compensation and the percentage component that it constitutes of Total Reward. The ratio of cash to equity-based awards that you receive in the future



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will be the same as that applicable to members of the Management Committee.
Subject to the provisions of this letter, your actual award in any year will vest and become payable subject to the same terms, conditions and cancellation provisions as the equity awards made to other members of the Management Committee in that year. Your Total Reward in respect of future years will have a similar relationship relative to the compensation of other members of the Management Committee as your Fiscal 2005 Total Reward bears to the fiscal 2005 Total Reward of other members of the Management Committee. Your fiscal 2005 year-end cash bonus will be payable in January 2006, provided that (1) you remain employed through November 30, 2005, or (2) your employment is terminated on or before such date by the Firm without "Cause" (as such term is defined in Annex A) or by you for "Good Reason" (as such term is defined in Annex A). If your employment terminates under circumstances described in clause (2) of the immediately preceding sentence, then your remaining Fiscal 2005 Total Reward will be payable as soon as practicable after your termination of employment, but in no event will payment be made later than 2-1/2 months after the end of the fiscal year in which the termination occurs. All payments and awards (including payments and awards described below) are subject to applicable withholdings and deductions.

Equity Grant. The Firm will award you a one-time Equity Grant of $10,000,000 in Morgan Stanley restricted stock units on your Start Date. The restricted stock units will constitute a contingent and unsecured promise of the Firm to pay you shares of Morgan Stanley common stock. The number of restricted stock units in this award will be determined by dividing $10,000,000 by the "fair market value" (the closing price) of Morgan Stanley common stock on the Start Date. Twenty-five percent of the restricted stock units will vest on each of the first four anniversaries of the Start Date, and any vested restricted stock units will convert to shares of common stock and be payable on the fifth anniversary of the Start Date; provided that if you die while employed by the Firm, your Equity Grant will immediately vest and convert to shares of Morgan Stanley common stock as soon as practicable. You will also be accorded Full Career Retirement Status (as described below) for your Equity Grant. In addition, for purposes of the non-Competition provision of the Equity Grant, your engagement in the practice of law (other than as a lawyer with an entity identified by Morgan Stanley as one of the "Core Competitors" in an EICP award granted to members of the Management Committee generally), government service or private equity investment shall not be deemed a violation of the non-compete provision of such equity-based award. If the payment of any shares would not then be tax deductible by the Firm, the Firm will defer their conversion and payment until you are no longer employed by the Firm (or to the extent required under Section 409A of the Internal Revenue Code, six months after your termination of employment).




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Annual Equity-Based Awards. Any annual equity-based awards that the
Compensation Committee may grant to you during your employment with the Firm shall provide that if you die while employed with the Firm, such equity-based awards will immediately vest and convert to shares of Morgan Stanley common stock as soon as practicable. In addition, for purposes of the non-Competition provision of any equity-based award that may be granted to you during your employment with the Firm, your engagement in the practice of law (other than as a lawyer with an entity identified by Morgan Stanley as one of the "Core Competitors" in an EICP award granted to members of the Management Committee generally), government service or private equity investment shall not be deemed a violation of the non-compete provision of such equity-based award. If the payment of any shares would not then be tax deductible by the Firm, the Firm will defer their conversion and payment until you are no longer employed by the Firm (or to the extent required under Section 409A of the Internal Revenue Code, six months after your termination of employment).

Severance Benefits. If either of the following conditions: (1) you are terminated by the Firm for any reason other than Cause (as defined in Annex A) or (2) you terminate employment for Good Reason (as defined in Annex A), occur on or before November 30, 2005, the Firm will make a cash severance payment to you in an amount equal to the CompAmount (this fiscal 2005 severance payment will be in addition to the Fiscal 2005 Total Reward that is payable as described above and any base salary earned through the date of termination); if either of the preceding conditions (1) or (2) occur after November 30, 2005 but on or before November 30, 2006, the Firm will make a cash severance payment to you in an amount equal to two times the CompAmount (this fiscal 2006 payment will be in lieu of any Total Reward, other than base salary through the date of termination, for fiscal 2006); in each case, any payment of a severance amount is conditioned on you executing a general release of claims in form and substance reasonably satisfactory, and containing customary terms reasonably acceptable, to both you and Morgan Stanley, including provisions on non-competition, non-solicitation and non-disparagement. (Notwithstanding the foregoing, your engagement in the practice of law (other than as a lawyer with an entity identified by Morgan Stanley as one of the "Core Competitors" in an EICP award granted to members of the Management Committee generally), government service or private equity investment shall not be deemed a violation of your agreement not to compete with Morgan Stanley.). Any such payment will be made as soon as practicable following the termination of your employment, but in no event later than 2-1/2 months after the end of the fiscal year in which the termination occurs, provided that the conditions of this paragraph are satisfied.




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Supplemental Pension. We recognize that you will be surrendering pension and retirement benefits in order to take this position. In recognition of these lost rights, you will be entitled to receive a supplemental annual retirement benefit of $400,000, regardless of your years of service with the Firm. This benefit will commence upon the later of your termination of employment or attainment of age 65 and will continue for the remainder of your lifetime.

Full Career Retirement Status. You will be accorded Full Career Retirement status for purposes of all non-qualified equity-based awards granted to you during your employment at Morgan Stanley and for any other purpose for which Full Career Retirement status is provided generally to other members of the Management Committee. Full Career Retirement status provides that so long as you do not engage in any conduct that constitutes a cancellation event under the relevant equity-based award, such equity-based award will vest upon your termination of employment. Transfer restrictions will lift on schedule (e.g., restricted stock units will convert to shares of Morgan Stanley common stock on their scheduled conversion date). In the case of restricted stock units, the cancellation and withholding provisions set forth in the applicable award certificate will continue to apply until your stock units convert to Morgan Stanley common stock.

Excise Tax Gross-up. In the event it shall be determined that any payment or distribution you receive from Morgan Stanley (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect to such excise tax (together, the "Excise Tax"), you shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount on an after-tax basis of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

Management Committee Equity Ownership Commitment. The Management Committee Equity Ownership Commitment will apply to Morgan Stanley common stock that you own, including your Long-Term Retention Award and any future equity-based awards that may be granted to you.

Vacation. You will be eligible for six weeks of vacation per calendar year.




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Employee Benefits. You will also be eligible for participation in the Firm's benefits programs in accordance with the terms and conditions of those programs. Details on all benefits plans, including the Summary Plan Descriptions, will be provided to you, and we will arrange a meeting to complete your benefits selections. In addition, you will be entitled to participate in all perquisite and other plans, programs or arrangements on a basis no less favorable than provided to all members of the Management Committee to the extent such perquisites, plans, programs or arrangements are offered to all members of the Management Committee.

You are eligible for immediate participation in the Firm's Health and Welfare benefits program, under which you may elect an individualized package of medical, dental, disability, life and accidental death and dismemberment insurance coverage, for which the Firm pays a substantial portion of the cost.

Upon your hire, you also will be eligible to participate in the Firm's 401(k) Plan, and you will be eligible for the Firm's 401(k) Match. Generally, you must remain employed through December 31 to receive a 401(k) Match for that year. Enrollment with respect to your own contributions to the 401(k) Plan is ongoing. You may elect to contribute to the 401(k) Plan from your base salary and bonus at any time.

On the first of the month following your completion of one year of service, you may elect to participate in the Firm's Employee Stock Purchase Plan, which allows eligible participants to purchase Morgan Stanley common stock at a discount with after-tax payroll deductions.

Also on the first of the month following your completion of one year of service, you will be eligible to participate in the Firm's Pension Plan. Enrollment is automatic. You will be vested in your 401(k) Match after three years of service, and you will be vested under the Pension Plan after five years of service.




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Additional Terms and Conditions. We remind you that this offer is contingent upon certain additional steps in the employment process, including, but not limited to, background and reference checking and a drug screening test. You are also required to show appropriate proof of authorization to commence work in the United States. If you are not legally able to work for the Firm in the United States in the position offered to you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any restricted stock unit or stock option awards described herein. Further, this offer is contingent upon your obtaining and retaining all licenses and registrations from the NASD, exchanges, state securities commissions and other regulatory bodies as Morgan Stanley shall determine necessary for your position.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information ("Confidential Information") of another individual or company. Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to any prior employer's business.

In the event of your termination of employment, you will not be required to seek other employment or take any other action by way of mitigation of amounts payable to you under any provision of this letter or otherwise, and such amounts shall not be reduced whether or not you obtain other employment.

Except as expressly set forth in this letter, nothing in this letter should be construed as a guarantee of any particular level of benefits, or of your participation in any benefit plan, or of your continued employment for any period of time. You understand that your employment will be "at will", which means that Morgan Stanley reserves the right, subject to the terms of this letter, to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. This offer will constitute the entire understanding and contain a complete statement of all agreements between you and Morgan Stanley and will supersede all prior or contemporaneous verbal or written agreements, understandings or communications. If there is any conflict with the benefit information included in this letter or any verbal representation and the plan documents or insurance contracts, the plan documents and insurance contracts control. The terms of this letter shall be governed by and construed in accordance with the laws of the State of New York.




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We ask that you confirm your willingness to accept this offer upon its approval by the Compensation Committee by signing and dating the letter in the area designated below and returning the letter to me. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment upon such approval and performing your duties. Please retain a copy of this offer letter for your reference. We are looking forward to your joining Morgan Stanley. If you have any questions, please feel free to call me.

Very truly yours,



/s/ Philip J. Purcell
------------------------------------
Philip J. Purcell
Chairman and Chief Executive Officer



Confirmed and Agreed to:



Signed:  /s/ David W. Heleniak
         ---------------------------------


Date:    May 4, 2005
         ---------------------------------




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                                                                       Annex A
                                                                       -------

Cause means:
o any act or omission which constitutes a material breach of your material obligations to the Firm of which you have been made aware in writing or of the provisions of this letter or your continued failure or refusal to perform substantially any material duties reasonably required of you, other than any such breach, failure or refusal resulting from incapacity due to physical or mental illness, which breach (if susceptible to cure), failure or refusal is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten
     (10) business days after written notification thereof to you by the Firm;
o your willful commission of any dishonest or fraudulent act which has caused or may reasonably be expected to cause material and demonstrable injury to the interest or business reputation of the Firm; or
o your material violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

For purposes of this provision, no act or failure to act on your part will be considered "willful" unless done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Morgan Stanley or was done or omitted to be done with reckless disregard of the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Management Committee or upon instructions of the Chairman and Chief Executive Officer of Morgan Stanley or based upon advice of counsel for Morgan Stanley shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Morgan Stanley.

Good Reason means a voluntary termination by you following (i) removal from the Firm's Management Committee or from the Vice Chairman position, (ii) a material diminution of your duties and responsibilities as the Vice Chairman that is not agreed to by the parties or the assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), duties or responsibilities as contemplated herein, or any other material action by Morgan Stanley which is materially inconsistent or materially reduces such position, duties or responsibilities;
(iii) any material breach by Morgan Stanley of its material obligations to provide payments or benefits as required in this agreement; (iv) Morgan Stanley's requiring your principal office to be based at any office or location other than as provided in this agreement; provided that you agree that the Firm may relocate your principal office to Westchester, NY and that such relocation will not be an event giving rise to Good Reason so long as the Chief Executive Officer's principal office is also located in Westchester, NY at that time; or (v) a failure by Morgan Stanley to require any successor (whether direct or indirect, by purchase, merger, consolidation, spin-off or otherwise) to all or substantially all of the business and/or assets of Morgan Stanley to assume expressly and agree to perform the terms herein as if no such succession had taken place. It is further provided that you shall not be entitled to terminate your employment for Good Reason unless you have given the Chief Executive Officer written notification of your intention to terminate your employment for Good Reason describing the factual basis for such "Good Reason" and the event giving rise to "Good Reason" is not cured by the Firm within ten (10) business days after the receipt of such notice by the Chief Executive Officer.